Exhibit 99.1

WOLFSPEED COMPLETES SALE OF RF BUSINESS TO MACOM

DURHAM, N.C. December 4, 2023 -- Wolfspeed, Inc. (NYSE: WOLF) today announced it completed the sale of its radio frequency business (“Wolfspeed RF”) to MACOM Technology Solutions Holdings, Inc. (Nasdaq: MTSI) effective December 2, 2023. Under the transaction terms, Wolfspeed received approximately $75 million in cash, subject to a customary purchase price adjustment, and 711,528 shares of MACOM common stock, which shares had a market value of approximately $60.8 million based on the closing price for MACOM’s common stock on December 1, 2023 as reported on the Nasdaq Global Select Market.

“The completed sale of Wolfspeed RF is the final step in our transformation, and we’re happy to say Wolfspeed is now the only pure-play silicon carbide semiconductor manufacturer in the industry,” said Gregg Lowe, Wolfspeed president and CEO. “As demand continues to accelerate across the automotive, industrial and renewable energy markets, we can now focus on innovation and capacity for our materials and power device businesses.”

Wolfspeed continues to drive the industry transition to silicon carbide with its ongoing capacity expansion, including the final build-out of the company’s Mohawk Valley Fab in New York, and construction of the John Palmour Manufacturing Center (the JP), the world’s largest silicon carbide materials factory in Siler City, North Carolina. The state-of-the-art, multi-billion-dollar facility is targeted to generate a more than 10-fold increase from Wolfspeed’s current silicon carbide production capacity on its Durham, North Carolina campus.

About Wolfspeed, Inc.
Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include silicon carbide materials and power devices targeted for various applications such as electric vehicles, fast charging, 5G, and renewable energy and storage. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Forward Looking Statements
This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the anticipated benefits of the transaction, including future financial and operating results. Actual results, including with respect to Wolfspeed’s realization of the value of MACOM’s stock received in connection with the transaction during and following the lapse of trading restrictions applicable to the shares, the continued growth of Wolfspeed’s materials and power products businesses, and the completion of Wolfspeed’s ongoing and announced expansion projects could differ materially due to a number of factors, including risks associated with divestiture transactions generally; fluctuations in the market price of MACOM’s common stock, including during the period in which trading restrictions apply to the shares prior to the transfer of control of Wolfspeed’s fabrication facility in Research Triangle Park, North Carolina (the RTP fab); the risk that a portion of the shares of MACOM common stock are forfeited by Wolfspeed in the event that the transfer of the RTP fab is not completed within four years following the closing date; issues, delays or complications in completing required carve-out activities to allow Wolfspeed RF to operate as part of MACOM after the closing, including incurring unanticipated costs to complete such activities; risks associated with integration or transition of the operations, systems and personnel of Wolfspeed RF, each, as applicable, within the term of the post-closing transition services agreement between MACOM and Wolfspeed; unfavorable reaction to the sale by customers, competitors, suppliers and employees; the risk that costs associated with the transaction will be greater than Wolfspeed expects; risks associated with Wolfspeed’s expansion plans, including design and construction delays and cost overruns, timing and amount of government incentives actually received, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to Wolfspeed’s restructuring costs; the risk that Wolfspeed does not meet its production commitments to those customers who provide it with capacity reservation deposits or similar payments; the risk that Wolfspeed may experience production difficulties that preclude it from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; Wolfspeed’s ability to lower costs; the risk that Wolfspeed’s results will suffer if it is unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; risks associated with the ramp-up of production of new products; Wolfspeed’s ability to complete development and commercialization of products under development; the rapid development of new technology and competing products that may impair demand or render Wolfspeed’s products obsolete; and other factors discussed in Wolfspeed’s filings with the Securities and Exchange Commission (SEC), including Wolfspeed report on Form 10-K for the fiscal year ended June 25, 2023, and subsequent reports filed with the SEC. These forward-looking statements represent Wolfspeed's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.
Media & Investor Relations Contact:
Tyler Gronbach
VP, External Affairs
919-407-4820
media@wolfspeed.com
investorrelations@wolfspeed.com